INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Novastar Resources Ltd.
(An Exploration Stage Company)

We consent to the incorporation by reference in the Registration Statement of Novastar Resources Ltd. (An Exploration Stage Company) on Form S-4, pertaining to the registration of up to 159,504,127shares of its common stock, including 23,866,104 shares of common stock which are issuable upon the exercise of options and warrants for the purchase of Thorium Power, Inc. common stock that are being assumed by Novastar Resources Ltd., for issuance to the stockholders and option and warrant holders of Thorium Power, Inc. pursuant to the agreement and plan of merger between Novastar Resources Ltd., TP Acquisition Corp., Novastar Resources Ltd.’s wholly owned subsidiary, and Thorium Power, Inc., of our Report of Independent Registered Public Accounting Firm, dated September 20, 2006, with respect to the financial statements of Novastar Resources Ltd. included in the annual report on Form 10-KSB, comprising the consolidated balance sheet as at June 30, 2006, the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years ended June 30, 2006 and 2005 and for the cumulative period from June 28, 1999 (inception) to June 30, 2006, as filed with the Securities and Exchange Commission.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.
TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

October 2, 2006